Exhibit 99.1

A Letter from the ChromaDex Chief Executive Officer

IRVINE, Calif., Jan. 06, 2016 (GLOBE NEWSWIRE) -- The following is issued on behalf of ChromaDex:

Dear Fellow Shareholders:

Ten years ago, we had the foresight to identify nicotinamide riboside (NR), a form of Vitamin B3, as a potential blockbuster in the emerging category of NAD+ precursors. Importantly, we were able to acquire all of the significant IP surrounding NR and register the tradename NIAGEN(R).

We now find ChromaDex in the enviable position of gatekeeper to the entire NAD+ precursor category. It is exciting to witness the ever-growing fervor surrounding the published research and commentary of NR’s potential health benefits as an NAD+ precursor.

In fact, our commercialization of NIAGEN(R) nicotinamide riboside (NR) in mid-2013 may one day be looked upon as a seminal event in the advancement of healthy aging.

Even with all of our early success, I firmly believe that we are in the bottom of the first inning with respect to the commercial potential of NIAGEN(R) as the vitamin of healthy aging.

To the general population, NIAGEN(R) is still largely unknown.  And with respect to the investment community, it is both relatively unknown and, in my opinion, underappreciated.  Consequently, I believe our Company is significantly undervalued.

In this letter, I will briefly review 2015, our best year ever, and more importantly our prospects and opportunities to create and maximize shareholder value.  I will also use this letter to better educate you on the enormous opportunity we see with our lead ingredient, NIAGEN(R), the first and only commercially available form of NR which is supported by five patents issued and several pending.

2015 was a breakout year for ChromaDex.  In November, we reported our 6th consecutive quarter of record revenue, as sales increased 52% to $6.3 million. In that quarter, the scale and earnings leverage in our business model started to appear as we transitioned from historical GAAP and non-GAAP loses, to reporting break-even on a GAAP basis and positive adjusted EBITDA of $695K on a non-GAAP basis.

In Q3 2015, the ingredients segment generated record net sales of $4.1 million, an increase of 104%, compared to $2.0 million for Q3 2014, and a sequential increase of 22% as compared to Q2 2015.

In November, we made one of the most significant announcements in our history - a joint development agreement with The Procter & Gamble Company (“P&G”) whereby P&G will have exclusive rights to NIAGEN(R) for use in specific multi-billion dollar consumer product fields for both existing and new P&G branded products. This agreement positions NIAGEN(R) to be included in a number of P&G products, some of which are among the highest volume consumer products in the world.

We believe we have a number of additional opportunities to partner with other Fortune 500 companies, like P&G.

As we move into 2016, we see significant opportunity for NIAGEN(R) to be included as a feature ingredient in a growing number of food, beverage and nutritional supplement products.

As a significant driver for the mainstream commercialization of NIAGEN(R) in both food & beverage and dietary supplements, we announced recently two important regulatory successes for NIAGEN(R) - New Dietary Ingredient Notification (NDIN) status from the FDA and GRAS status (Generally Recognized as Safe).

Understanding NR as an Effective NAD+ Precursor

NIAGEN(R) is ChromaDex’s branded nicotinamide riboside (NR), a lesser-known form of vitamin B3. Trace amounts of NR can be found in a number of foods, such as milk and beer, but no food provides significant levels of NR.

NR’s most important bodily attribute, and what makes it so unique, is its ability to increase production of the co-enzyme NAD+ in the blood.  In August 2015, results from the first human clinical trial indicated that single doses of NIAGEN(R) NR can elevate NAD+ in the blood by as much as 2.7-fold.  In fact, published research has shown that NR is perhaps the most effective precursor to boost NAD+ in the cell.  We believe this is the key point to keep in mind when considering the potential value of NIAGEN(R).

An abundance of published studies from esteemed researchers and institutions have demonstrated the potential health and therapeutic benefits of NR as a precursor to NAD+.

Our vision is that NIAGEN(R) will become part of an important nutrient deficiency story similar to Vitamin C, Vitamin D, folic acid and Omega-3 fatty acids.   Ingredients that address significant nutrient deficiencies are among the largest ingredient markets and are often fortified in the food supply in everyday products such as milk, bread, juices, cereal, and baby formula.

The Rise of the Aging, Healthspan, and Mitochondria Medicine Story

NAD+ is arguably the most important cellular co-factor required for improvement of mitochondrial performance and function of every cell in the human body. As we age, NAD+ levels decline, which in turn leads to mitochondrial dysfunction and poor cellular energy metabolism.  Scientists have now shown that depletion of NAD+ results in numerous age-related health issues.

History has shown that age itself is the greatest risk for contracting nearly every major disease.  Yet research has continuously focused on the distinct diseases, rather than studying the correlation between age and disease.

However, in recent years there has been an enormous increase in research studying the science of aging as well as understanding the relationship between aging and age-related diseases. The term “Healthspan” has been created to describe the span of time we spend free of the costly and harmful conditions of old age, like cancers, dementia, and chronic diseases.

Healthy aging is also attracting large commercial interest, including from Google, which in 2013 launched Calico, now a subsidiary of Alphabet, which is run by former Genentech CEO, Art Levinson.  Calico’s stated mission is “to harness advanced technologies to increase our understanding of the biology that controls lifespan…and to use that knowledge to devise interventions that enable people to lead longer and healthier lives.”

Researchers around the world have been publishing findings that it is possible to dramatically extend Healthspan by avoiding or delaying the onset of serious diseases of age.  Many of those studies are specifically citing the cause and effect relationship between depletion of NAD+ as we age and age-related disease.

In December 2015, the publication Science published a special issue titled, “Why We Age”.  An excerpt from an article authored by Eric Verdin is as follows: “Cellular NAD+ concentrations change during aging and modulation of coenzyme NAD+ usage or production can prolong both health span and life span. Here we review factors that regulate NAD+ and discuss how supplementation with NAD+ precursors may represent a therapeutic opportunity for aging and its associated disorders, particularly neurodegenerative diseases.”

The Science issue also provided a list of Geroscience interventions with translational potential, among which was “NAD precursors and sirtuin activators” and it goes on to specifically name nicotinamide riboside as one such NAD precursor.

Also among the list was “Mitochondrial-targeted therapeutics” in which “mitochondrial dysfunction is a major contributor to aging and age-related disease.  Attention is now being given to interventions that augment mitochondrial function, including NAD precursors.”

This is just a very small instance of the wave of the research and public discourse which clearly link NAD+ depletion to both aging and age-related diseases and conversely, the ability to extend Healthspan by avoiding or delaying the onset of serious diseases of age by increasing the production of NAD+ with NAD+ precursors.

The myriad of age-related research studies and publications regarding NAD+ levels clearly puts ChromaDex squarely in the middle of the aging and Healthspan discussion as our patented NIAGEN(R) nicotinamide riboside is perhaps the most effective precursor to boost NAD+ in the cell.

It is worth the time of every ChromaDex shareholder to read the following articles and abstracts to gain a better understanding and appreciation of the magnitude of interest for the treatment of aging itself.   I believe with NIAGEN(R) as an effective NAD+ precursor, we are in the right place, at the right time, with the best and most effective solution for aging and age-related disease.

Beyond Resveratrol: The Anti-Aging NAD Fad

NAD+ in aging, metabolism, and neurodegeneration

What’s He Building in There? The Stealth Attempt to Defeat Aging at Google’s Calico.

The Anti-Aging Pill

Reversing Aging: Not as Crazy as You Think

A New – and Reversible – Cause of Aging

Could A Pill Slow Aging? Geneticist David Sinclair Thinks So

Never say die: David Sinclair's anti-ageing quest

What is NAD+ and Why Should I Care?

P&G inks deal with maker of age-defying ingredient

ChromaDex builds potential anti-aging action of Niagen with first human data

As we move into 2016 and beyond, we expect to see a growing number of age-related consumer products brought to market that feature NIAGEN(R).

Potential for Nicotinamide Riboside as a Drug

The avenue for NR to create the most substantial value for ChromaDex shareholders may lie in its pharmaceutical applications. Numerous pre-clinical studies have been published by distinguished researchers which speak to the potential of NR as a therapy for a number of age-related diseases such as cancer, neuro-degenerative diseases, mitochondrial dysfunction, obesity, and cardio vascular disease.

We have been working closely with the NIH on a therapeutic indication for NR as a treatment of a rare pediatric orphan disease, Cockayne Syndrome.  We expect to file an IND application with the FDA in 2016. We have also completed several other pre-clinical studies on the use of NR to treat several other orphan diseases.

Heading into 2016, I am happy to report that ChromaDex is in the strongest position at any time in our history, and I believe the best is yet to come.

We recognize the need to increase awareness of NIAGEN(R) by the consuming public, as well as to increase awareness of ChromaDex within the investment community.

For investors, as the momentum grows for drugs and nutrients that address aging with NAD+ precursors, owning shares in ChromaDex is perhaps the only way to capitalize on this opportunity.

I am more convinced than ever we have an extraordinary opportunity to create substantial shareholder value with our patented NIAGEN(R) nicotinamide riboside.  A new vitamin of this magnitude is the type of opportunity that comes along once every 25+ years.  All of the important pieces of the puzzle – peer reviewed science, media attention to the NAD+ story, and the rise of the treatment of aging as disease - are creating a perfect storm for NIAGEN(R) to become the next billion dollar ingredient.

On behalf of ChromaDex's management, Board of Directors, and employees, I want to personally thank you for your continued support.

Happy New Year,

Frank Jaksch
Founder & CEO

Forward-Looking Statements:

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in ChromaDex's business. More detailed information about ChromaDex and the risk factors that may affect the realization of forward-looking statements is set forth in ChromaDex's Annual Report on Form 10-K for the fiscal year ended January 3, 2015, ChromaDex's Quarter Reports on Form 10-Q and other filings submitted by ChromaDex to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof. Statements in this press release have not been evaluated by the Food and Drug Administration. Products or ingredients are not intended to diagnose, treat, cure or prevent any disease.  We have referenced several articles and abstracts written by third parties in this release.  While we believe that the information in these articles and abstracts is accurate, we have not independently verified all of this information.

ChromaDex Company Contact:
Andrew Johnson, Director of Investor Relations
949-419-0288
andrewj@chromadex.com

ChromaDex Investor Contact:
The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com